Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Full Year 2022 and Fourth Quarter Earnings

Dallas, February 23, 2023: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported highest-ever GAAP diluted earnings per share of $17.41 and second-highest ever adjusted earnings per share of $15.88 for full year 2022. The Company generated record net sales of $9.7 billion in the year, an increase of 13 percent over the prior record set in 2021. Full year net sales reflected increases in pricing and volume of 11 percent and 6 percent over 2021, respectively. The Company delivered year over year pricing growth and productivity across both business segments to largely offset over $1.2 billion in raw material, energy, and supply chain cost inflation over 2021. As a result, the Company reported 2022 consolidated operating profit of $1.4 billion and adjusted EBIT of $2.2 billion. During the year, the Company generated record operating cash flow of $1.8 billion and free cash flow of $1.3 billion. Celanese returned $297 million in cash to shareholders via dividends in 2022.
On November 1, 2022, the Company successfully completed the acquisition of the Mobility & Materials (M&M) business of DuPont, acquiring a broad portfolio of engineered thermoplastics and elastomers, industry-renowned brands and intellectual property, global production assets, and a world-class organization. The acquisition establishes Celanese as the preeminent global specialty materials company. Full year 2022 financial results reflect the contribution of M&M performance in November and December.
The difference between GAAP diluted earnings per share and adjusted earnings per share for 2022 was primarily due to an income tax provision for U.S. GAAP that was a benefit for full year 2022 as a result of non-recurring internal restructuring transactions related to the M&M acquisition. The impact of the beneficial tax recognition more than offset the impact of costs related to the M&M acquisition, including approximately $267 million in M&A-related costs, and $158 million in net interest expense incurred prior to transaction closing and certain fees related to debt issued.
Celanese also reported fourth quarter GAAP diluted earnings per share of $7.03 and adjusted earnings per share of $1.44. The Company generated operating cash flow of $541 million and free cash flow of $395 million in the quarter.
"Our team delivered resilient performance despite an exceptionally challenging end to 2022 including accelerated destocking, poor sequential demand in Asia due to COVID, challenging competitive dynamics in Europe, and the impact of Winter Storm Elliott," said Lori Ryerkerk, chair and chief executive officer. "Our 2022 adjusted earnings per share performance was within 12 percent of our all-time high delivered in 2021 and 44 percent higher than our next best year. Despite the impact of elevated volatility across a number of external dynamics, our Celanese team continues to execute our business models and demonstrate a long-term underlying lift in the earnings power of the company."

Fourth Quarter 2022 Financial Highlights:

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,237	929	707
Acetyl Chain	1,135	1,397	1,590
Intersegment Eliminations	(24)	(25)	(22)
Total	2,348	2,301	2,275

Operating Profit (Loss)
Engineered Materials	25	114	67
Acetyl Chain	204	312	539
Other Activities	(173)	(118)	(89)
Total	56	308	517

Net Earnings (Loss)	769	193	526

Adjusted EBIT(1)
Engineered Materials	138	206	113
Acetyl Chain	242	349	574
Other Activities	(78)	(45)	(35)
Total	302	510	652

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	35	70	30
Acetyl Chain	30	34	36

Operating EBITDA(1)	453	607	745
Diluted EPS - continuing operations	$7.03	$1.76	$4.83
Diluted EPS - total	$7.03	$1.75	$4.79
Adjusted EPS(1)	$1.44	$3.94	$4.91

Net cash provided by (used in) investing activities	(10,713)	(143)	(1,286)
Net cash provided by (used in) financing activities	1,944	8,600	(99)
Net cash provided by (used in) operating activities	541	467	584
Free cash flow(1)	395	325	415

	Year Ended December 31,
	2022	2021
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	4,024	2,718
Acetyl Chain	5,743	5,894
Intersegment Eliminations	(94)	(75)
Total	9,673	8,537

Operating Profit (Loss)
Engineered Materials	429	411
Acetyl Chain	1,447	1,875
Other Activities	(498)	(340)
Total	1,378	1,946

Net Earnings (Loss)	1,902	1,896

Adjusted EBIT(1)
Engineered Materials	779	571
Acetyl Chain	1,609	2,056
Other Activities	(217)	(154)
Total	2,171	2,473

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	207	127
Acetyl Chain	143	154

Operating EBITDA(1)	2,617	2,835
Diluted EPS - continuing operations	$17.41	$17.06
Diluted EPS - total	$17.34	$16.86
Adjusted EPS(1)	$15.88	$18.12

Net cash provided by (used in) investing activities	(11,141)	(1,119)
Net cash provided by (used in) financing activities	10,290	(1,042)
Net cash provided by (used in) operating activities	1,819	1,757
Free cash flow(1)	1,263	1,263
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Completed the acquisition of Mobility & Materials on November 1, 2022.
•Announced the signing of a term sheet to form a standalone Food Ingredients joint venture (JV) in which Celanese will contribute its Food Ingredients business and Mitsui will acquire a 70 percent stake. The transaction is expected to close in the third quarter and cash proceeds will be used to pay down debt.
•Completed a strategic overhaul of the acetate flake and tow products as part of the Acetyl Chain which is expected to deliver significant margin expansion in those products in 2023.
•Completed an ultra-low capital project, at the EVA facility in Edmonton, to repurpose existing manufacturing and infrastructure assets and unlock approximately 35 percent incremental capacity to meet strong demand growth.
Full Year 2022 and Fourth Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain reported 2022 net sales of $5.7 billion, a 3 percent decrease from record net sales set in the prior year. Full year net sales reflected a 6 percent increase in pricing, 6 percent decrease in volume, and 3 percent unfavorable impact from foreign currency. As a result of commercial pricing actions, the business offset the majority of approximately $650 million in raw material, energy, and supply chain cost inflation over the prior year. In the first half of 2022, the Acetyl Chain maintained volumes across its global network by pivoting volume from Asia to incremental demand and margin in the Western Hemisphere. In the second half of the year, weaker fundamental demand was amplified by destocking, particularly across Europe and China and the Acetyl Chain took decisive actions to reduce cost and align its production to market demand. The Frankfurt VAM unit, the highest-cost facility in its global VAM network, was idled for the majority of the second half of 2022. Additionally, the Acetyl Chain intentionally idled all five of its major production units in China at different points in the fourth quarter. As a result, the Acetyl Chain generated GAAP operating profit of $1.4 billion and adjusted EBIT of $1.6 billion, at margins of 25 and 28 percent, respectively. The 2022 results reflect a resegmentation of the former Acetate Tow reporting segment into the Acetyl Chain due to the successful completion of the strategic overhaul of that business as a derivative of acetic acid.
The Acetyl Chain delivered fourth quarter net sales of $1.1 billion due to sequential pricing and volume declines of 10 percent and 9 percent, respectively. In the last two weeks of the quarter, the business proactively shut down its U.S. Gulf Coast production network in anticipation of Winter Storm Elliott, resulting in over 130 kt of lost production in addition to supply chain disruptions. Despite these challenges, the Acetyl Chain delivered fourth quarter GAAP operating profit of $204 million and adjusted EBIT of $242 million, in the upper half of the guidance range provided.

Engineered Materials
Engineered Materials delivered record net sales of $4.0 billion in 2022, a 48 percent increase over the prior year. Net sales was driven by volume and price increases of 33 percent and 23 percent, respectively, and an 8 percent unfavorable impact from foreign currency. Organic volume growth in the automotive, electronics, and medical end-markets as well as volume contributions from the Santoprene and M&M acquisitions offset the impact of underlying demand softness and destocking in the second half of the year. The Santoprene acquisition, which closed in the fourth quarter of 2021, contributed across the full year. The M&M acquisition, which closed on November 1, 2022, contributed in the last two months of 2022. Pricing across 2022 expanded significantly as a result of broad commercial initiatives, including the implementation of an energy surcharge, to mitigate nearly $600 million in raw material, energy, and supply chain cost inflation. Enhanced product mix also elevated pricing, due in part to the medical implant business returning to a pre-COVID condition in the second half of the year. Engineered Materials delivered 2022 GAAP operating profit of $429 million and adjusted EBIT of $779 million. The difference between GAAP operating profit and adjusted EBIT was due primarily to costs associated with the acquisition of M&M. Affiliate earnings contributed $202 million during the year.
Engineered Materials reported fourth quarter net sales of $1.2 billion due to a sequential volume increase of 34 percent and pricing decrease of 1 percent. Volume increased sequentially due to the impact of the M&M acquisition which was partially offset by seasonality and broad destocking. Pricing decreased as the impact of a lower energy surcharge and challenging competitive dynamics in Europe more than offset the impact of improved mix. Engineered Materials reported fourth quarter GAAP operating profit of $25 million and adjusted EBIT of $138 million which included affiliate earnings of $31 million.
Cash Flow and Tax
Celanese generated full year 2022 operating cash flow of $1.8 billion and free cash flow of $1.3 billion. Capital expenditures across the year were $543 million. Celanese returned $297 million in cash to shareholders via dividends in the year.
The tax rate for U.S. GAAP purposes was a benefit of (34) percent for full year 2022 due to deferred tax benefits related to non-recurring internal restructuring transactions related to the M&M acquisition, to centralize ownership of intellectual property with the business, and to facilitate future deployment of cash to service acquisition indebtedness. The effective tax rate for adjusted earnings was 13 percent for 2022 as certain benefits of the internal restructuring will be realized in future periods.
Outlook
"Our March order books reflect improvement in many of the recent external challenges we have seen, and we are taking action to address those which still persist," said Lori Ryerkerk. "We are confident that the back half of the first quarter will represent an inflection point and that sequential earnings improvement across our businesses will drive anticipated first quarter adjusted earnings per share of $1.50 to $1.75, inclusive of approximately $0.30 per share of M&M transaction amortization1. We expect an upward trajectory in our quarterly earnings across 2023 as a result of demand improvement reflected in our current order books, enhancements to our businesses, and M&M synergies."
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding

A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on February 23, 2023. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,300 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs and assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc., including as a result of the performance of the M&M Business between signing and closing of the M&M Acquisition; the possibility that we will not be able to realize anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about February 23, 2023 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(In $ millions, except share and per share data)
Net sales	2,348	2,301	2,275
Cost of sales	(1,964)	(1,755)	(1,554)
Gross profit	384	546	721
Selling, general and administrative expenses	(269)	(184)	(170)
Amortization of intangible assets	(30)	(10)	(8)
Research and development expenses	(37)	(25)	(23)
Other (charges) gains, net	7	(15)	—
Foreign exchange gain (loss), net	3	(2)	—
Gain (loss) on disposition of businesses and assets, net	(2)	(2)	(3)
Operating profit (loss)	56	308	517
Equity in net earnings (loss) of affiliates	31	73	36
Non-operating pension and other postretirement employee benefit (expense) income	(57)	25	(7)
Interest expense	(168)	(154)	(21)
Refinancing expense	—	—	—
Interest income	33	34	1
Dividend income - equity investments	30	30	33
Other income (expense), net	5	5	(2)
Earnings (loss) from continuing operations before tax	(70)	321	557
Income tax (provision) benefit	840	(127)	(27)
Earnings (loss) from continuing operations	770	194	530
Earnings (loss) from operation of discontinued operations	(1)	—	(3)
Income tax (provision) benefit from discontinued operations	—	(1)	(1)
Earnings (loss) from discontinued operations	(1)	(1)	(4)
Net earnings (loss)	769	193	526
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	767	191	524
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	768	192	528
Earnings (loss) from discontinued operations	(1)	(1)	(4)
Net earnings (loss)	767	191	524
Earnings (loss) per common share - basic
Continuing operations	7.08	1.77	4.86
Discontinued operations	(0.01)	(0.01)	(0.04)
Net earnings (loss) - basic	7.07	1.76	4.82
Earnings (loss) per common share - diluted
Continuing operations	7.03	1.76	4.83
Discontinued operations	—	(0.01)	(0.04)
Net earnings (loss) - diluted	7.03	1.75	4.79
Weighted average shares (in millions)
Basic	108.5	108.4	108.6
Diluted	109.2	109.1	109.4

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2022	2021
	(In $ millions, except share and per share data)
Net sales	9,673	8,537
Cost of sales	(7,293)	(5,855)
Gross profit	2,380	2,682
Selling, general and administrative expenses	(824)	(633)
Amortization of intangible assets	(62)	(25)
Research and development expenses	(112)	(86)
Other (charges) gains, net	(8)	3
Foreign exchange gain (loss), net	(1)	2
Gain (loss) on disposition of businesses and assets, net	5	3
Operating profit (loss)	1,378	1,946
Equity in net earnings (loss) of affiliates	220	146
Non-operating pension and other postretirement employee benefit (expense) income	17	106
Interest expense	(405)	(91)
Refinancing expense	—	(9)
Interest income	69	8
Dividend income - equity investments	133	147
Other income (expense), net	9	(5)
Earnings (loss) from continuing operations before tax	1,421	2,248
Income tax (provision) benefit	489	(330)
Earnings (loss) from continuing operations	1,910	1,918
Earnings (loss) from operation of discontinued operations	(9)	(27)
Income tax (provision) benefit from discontinued operations	1	5
Earnings (loss) from discontinued operations	(8)	(22)
Net earnings (loss)	1,902	1,896
Net (earnings) loss attributable to noncontrolling interests	(8)	(6)
Net earnings (loss) attributable to Celanese Corporation	1,894	1,890
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,902	1,912
Earnings (loss) from discontinued operations	(8)	(22)
Net earnings (loss)	1,894	1,890
Earnings (loss) per common share - basic
Continuing operations	17.55	17.19
Discontinued operations	(0.07)	(0.20)
Net earnings (loss) - basic	17.48	16.99
Earnings (loss) per common share - diluted
Continuing operations	17.41	17.06
Discontinued operations	(0.07)	(0.20)
Net earnings (loss) - diluted	17.34	16.86
Weighted average shares (in millions)
Basic	108.4	111.2
Diluted	109.2	112.1

Consolidated Balance Sheets - Unaudited

	As of December 31, 2022	As of December 31, 2021

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,508	536
Trade receivables - third party and affiliates, net	1,379	1,161
Non-trade receivables, net	675	506
Inventories	2,808	1,524
Other assets	241	80
Total current assets	6,611	3,807
Investments in affiliates	1,062	823
Property, plant and equipment, net	5,584	4,193
Operating lease right-of-use assets	413	236
Deferred income taxes	808	248
Other assets	547	521
Goodwill	7,142	1,412
Intangible assets, net	4,105	735
Total assets	26,272	11,975
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,306	791
Trade payables - third party and affiliates	1,518	1,160
Other liabilities	1,201	473
Income taxes payable	43	81
Total current liabilities	4,068	2,505
Long-term debt, net of unamortized deferred financing costs	13,373	3,176
Deferred income taxes	1,242	555
Uncertain tax positions	322	280
Benefit obligations	411	558
Operating lease liabilities	364	200
Other liabilities	387	164
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,491)	(5,492)
Additional paid-in capital	372	333
Retained earnings	11,274	9,677
Accumulated other comprehensive income (loss), net	(518)	(329)
Total Celanese Corporation stockholders' equity	5,637	4,189
Noncontrolling interests	468	348
Total equity	6,105	4,537
Total liabilities and equity	26,272	11,975